TERMINATION AGREEMENT

This Termination Agreement ("Termination Agreement") is made and entered into as of September , 2006, by and among Ophthalmic Imaging Systems ("OIS"), a California corporation, and Dutchess Private Equities Fund II, LP, a Delaware limited partnership ("Dutchess" and together with OIS, the "Parties").

WHEREAS, OIS and Dutchess entered into an Investment Agreement, dated December 28, 2004, amended and restated on August 26, 2005 (together, the "Investment Agreement"), whereby Dutchess agreed to provide OIS with an equity line of credit of up to $9,000,000; and

WHEREAS, in connection with the Investment Agreement, the Parties entered into a Registration Rights Agreement, dated December 28, 2004, as amended and restated on August 26, 2005 (the "Registration Rights Agreement" and together with the Investment Agreement, the "Agreements"); and

WHEREAS, it is the desire, intention and mutual decision of the Parties that, as of the date hereof, the Investment Agreement and the Registration Rights Agreement terminate and that both Parties release each other from any further obligations thereunder.

NOW THEREFORE, the Parties hereto hereby agree as follows:

1. Termination of Agreements. Each of the Investment Agreement and the Registration Rights Agreement is hereby terminated and shall be of no further force or effect, and all rights and obligations of Dutchess and OIS under each such Agreement shall be extinguished, effective as of the date hereof without any further act or deed.

2. No Survival. Notwithstanding the express terms of each Agreement, no provision of either Agreement that by its terms or nature was intended to survive termination shall continue to be in force or effect after the termination hereunder of either Agreement. Each of Dutchess and OIS hereby waives any and all claims, demands, actions or causes of action that they have or may have against the other, existing as of the date hereof, arising under, related to, or in connection with each Agreement.

3. Governing Law. This Termination Agreement is and will be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4. Entire Agreement. This Termination Agreement constitutes the complete, final, and exclusive agreement between the Parties with respect to the subject matter hereof and will supersede any and all prior oral or written representations, conditions, warranties, understandings, proposals, or agreements between the Parties regarding the subject matter hereof.

5. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, each of which will be

deemed an original but all of which, when taken together, will constitute one and the same instrument. This Termination Agreement may be executed and delivered by facsimile and the Parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile signatures as evidence of the execution and delivery of this Termination Agreement by all Parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be signed by their duly authorized representatives as of the date indicated below.

OPHTHALMIC IMAGING SYSTEMS

By: ____________________
Name: Ariel Shenhar
Title: CFO

DUTCHESS PRIVATE EQUITIES FUND, II, LP

By: ____________________
Name:
Title:

deemed an original but all of which, when taken together, will constitute one and the same instrument. This Termination Agreement may be executed and delivered by facsimile and the Parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile signatures as evidence of the execution and delivery of this Termination Agreement by all Parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be signed by their duly authorized representatives as of the date indicated below.

OPHTHALMIC IMAGING SYSTEMS

By:____________________
Name:
Title:

DUTCHESS PRIVATE EQUITIES FUND, II, LP

By:____________________
Name: Douglas Leighton
Title: Managing Member.